Exhibit 99.1

CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use of our opinion included as Annex C to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Albemarle First Bank with a subsidiary of Millennium Bankshares Corporation, and to all references to our firm and our opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

FTN Midwest Securities Corp.

By:	/s/ John T. Crawford, Jr.
John T. Crawford, Jr.

Memphis, Tennessee

October 7, 2005